EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Names Mikell J. Pigott as President and Announces CEO Succession Plan
TULSA, OK - April 24, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced that the Company has named Mikell J. ("Jason") Pigott as its new President and a member of the Board of Directors, effective May 28, 2019. Mr. Pigott will succeed Randy A. Foutch as Laredo’s Chief Executive Officer during the fourth quarter of 2019.
"Jason’s appointment is the culmination of a comprehensive succession planning process that has been years in the making and that we began implementing in October of 2018," stated Randy A. Foutch, Chairman and Chief Executive Officer. "His extensive background in leading multi-disciplinary operational and technical organizations as well as experience contributing to executive-level strategic decisions will be invaluable as he begins to assume leadership of the Company and transitions into the CEO role. I am excited to be guiding this transition for Laredo and have no doubt that Jason’s succession will be smoothly implemented to allow for my retirement."
"Jason’s proven ability to lead and execute at a high level fits perfectly with the Laredo culture," commented Edmund P. Segner, III, Laredo’s lead independent director. "His energy and dedication earned the Board’s unanimous support and we are excited to be working with him."
"The opportunity to lead a company like Laredo is a once-in-a-lifetime honor," stated Mr. Pigott. "Randy built a Company designed for long-term success, amassing a contiguous acreage position in a world-class basin, investing in cost-reducing field infrastructure and maintaining a strong balance sheet. I am excited to lead Laredo as we strive to build upon this foundation and drive long-term value for our shareholders."
Mr. Pigott has more than 20 years of experience in the energy exploration and production industry, most recently serving as Executive Vice President - Operations and Technical Services for Chesapeake Energy, where he oversaw a drilling, completion and facilities budget that exceeded $2.0 billion annually while also leading the digital operations, supply chain and land efforts. Prior to joining Chesapeake in 2013, he was with Anadarko Petroleum for 14 years, serving in positions of increasing responsibility, focused primarily on onshore unconventional play development in the Eagle Ford Shale, Haynesville Shale, Delaware Basin and various tight-sand plays in East Texas.
Mr. Pigott holds a Bachelor of Science in Petroleum Engineering from Texas A&M University and an MBA from the University of North Carolina, Kenan-Flagler School of Business.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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